Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Andrea Electronics Corporation on Form S-3 (333-114245, 333-69248, 333-51424, 333-83173, 333-61115), and Form S-8 (333-133090, 333-82738, 333-31946, 333-82375, 333-52129, 333-45421, 333-38609, 333-35687, 033-84092, 333-14385, 333-142548) of our report dated March 27, 2009 with respect to our audits of the consolidated financial statements of Andrea Electronics Corporation and Subsidiaries as of December 31, 2008 and 2007 and for the years ended, which report is included in this Annual Report on Form 10-K of Andrea Electronics Corporation for the year ended December 31, 2008.

/s/ Marcum and Kliegman LLP

Marcum and Kliegman LLP
Melville, New York
March 27, 2009